                                                                     Exhibit 4.3

                        CONFIDENTIAL TREATMENT REQUESTED

                  RECORDED AT MUNICH ON FEBRUARY 15TH/16TH 2006

                      On 2006-02-15/16, appeared before me

                   DR. EVA-MARIA HEPP, NOTARY PUBLIC AT MUNICH

                   80539 Munich, Maximilianstra(Beta)e 34/IV,

    in the office of Clifford Chance, Theresienstra(Beta)e 4-6, 80333 Munich,

           where the notarization took place on request of the parties

     (1)  Dr. Matthias Lupp, attorney at law,
          identified by identity card,
          (*)
          (*)
          (*)

     hereinafter not acting in his own name but acting by virtue of sub power of attorney and by power of attorney for

     1. 3I GROUP INVESTMENTS LP, a limited partnership registered under the Limited Partnerships Act 1907, (*), with its registered office at (*),

     2. 3I EUROPARTNERS IVA LP, a limited partnership registered under the Limited Partnerships Act 1907 (*), with its registered office (*),

     3. 3I EUROPARTNERS IVB LP, a limited partnership registered under the Limited Partnerships Act 1907 (*), with its registered office at (*),

     4. 3I EUROPARTNERS IVC LP, a limited partnership registered under the Limited Partnerships Act 1907 (*), with its registered office at (*),

     5. 3I EUROPARTNERS IVK LP, a limited partnership registered under the Limited Partnerships Act 1907 (*),

(*)  Confidential Treatment Requested.

          with its registered office at (*),

     6. TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, with its registered office at (*),

     (2)  Mr. Ole Oldenburg, attorney at law,
          identified by identity card,
          born on (*),
          with business address at (*)
          (*)

     hereinafter not acting in his own name but acting by virtue of power of attorney for

          CLARAT PARTNERS LIMITED LIABILITY PARTNERSHIP, a limited liability partnership incorporated under the Limited Liability Partnerships Act 2000 (*), with its registered office at (*),

     (3)  Mrs. Christina Louis, attorney at law,
          identified by identity card.
          born on (*),
          with business address at (*)
          (*)

     hereinafter not acting in his own name but acting by virtue of power of attorney for

     a)   PETER WALTER, date of birth (*), resident at (*),

     b) WALTER VERMOGENSVERWALTUNGS KG, a German limited liability partnership with its registered office in (*) and registered in the commercial register of the district court of (*),

     c) WALTER FAMILIENGESELLSCHAFT MBH, a German limited liability company with its registered office in (*), registered in the commercial register of the district court of (*),

     d)   CORDULA HARTKORN, date of birth (*), resident at (*),

(*)  Confidential Treatment Requested.

     e)   PETRA KINZL, date of birth (*), resident at (*),

     f)   ROSEMARIE KARANEZ, date of birth (*), resident at (*),

     g)   HORST ERHARDT, date of birth (*), resident at (*),

     h)   ANDREA BERG, date of birth (*), resident at (*),

     i)   HANNES FERWAGNER, date of birth (*), resident at (*),

     j)   DR. DAVID EBSWORTH, date of birth (*), resident at (*),

     k) EBSWORTH VERMOGENSVERWALTUNGS KOMMANDITGESELLSCHAFT, a German limited liability partnership with its registered office in (*), registered in the commercial register of the district court of (*),

     l) DAVID EBSWORTH VERMOGENSVERWALTUNGS GMBH, a German limited liability company with its registered office in (*) and registered in the commercial register of the district court of (*),

     m)   DETLEF FELS, date of birth (*), resident at (*),

     n) FAMILIE FELS VERMOGENSVERWALTUNGS KOMMANDITGESELLSCHAFT, a German limited liability partnership with its registered office in (*) and registered in the commercial register of the district court of (*),

     o)   THOMAS NEDTWIG, date of birth (*), resident at (*),

     p) NEDTWIG VERMOGENSVERWALTUNGS KG, a German limited liability partnership with its registered office in (*) and registered in the commercial register of the district court of (*),

     q) KAIROS VERMOGENSVERWALTUNG GMBH, a German limited liability company with its registered office in (*) and registered in the commercial register of the district court of (*),

(*)  Confidential Treatment Requested.

     (4)  Mr. Sebastian Olk, attorney at law,
          identified by identity card,
          born on (*),

          with business address at (*),

     hereinafter not acting in his own name but acting by virtue of power of attorney for

     a) BLITZ 06-651 GMBH (to be renamed: Reddy Holding GmbH), a German limited liability company with its registered office in (*) and registered in the commercial register of the district court of (*),

     b) DR. REDDY'S LABORATORIES LTD., with its registered office in 7-1-27 Amerpeet, Hyderabad 500016, A.P., India and registered in Hyderabad, India under Companies Act, 1956.

     The persons present requested that the notary public notarizes this deed in English language. The notary public having a good command of written and spoken English language made sure that the persons present have good command of the English language. She informed the persons present about their right to have an interpreter present during notarization or to request for a certified translation of this deed. The persons present explicitly waived this right.

     Upon request I hereby record the declarations of the persons appearing made before me as follows:

(*)  Confidential Treatment Requested.

                                   ----------

                    SALE AND PURCHASE AGREEMENT REGARDING THE
                    ENTIRE SHARE CAPITAL OF BETA HOLDING GMBH

                                   ----------

                                TABLE OF CONTENTS

Preamble...................................................................    4
1.  Definitions............................................................    4
2.  Sale and Assignment; Transfer of Shareholder Loans.....................    8
3.  Purchase Price and payments at closing.................................   10
4.  Sellers' Representations and Warranties................................   14
5.  Limitation of Sellers' Liability.......................................   17
6.  Purchaser and Guarantor Representations and Warranties.................   20
7.  Covenants, Indemnities, Non-Compete....................................   21
8.  Rescission.............................................................   28
9.  Confidentiality........................................................   29
10. Guarantor's Undertaking................................................   30
11. Miscellaneous..........................................................   30

SALE AND PURCHASE AGREEMENT

between

     1. 3I GROUP INVESTMENTS LP, a limited partnership registered under the Limited Partnerships Act 1907, (*), with its registered office at (*),

                             (hereinafter referred to as "3I GROUP INVESTMENTS")

     2. 3I EUROPARTNERS IVA LP, a limited partnership registered under the Limited Partnerships Act 1907 (*), with its registered office at (*),

                                        (hereinafter referred to as "3I EP IVA")

     3. 3I EUROPARTNERS IVB LP, a limited partnership registered under the Limited Partnerships Act 1907 (*), with its registered office at (*),

                                        (hereinafter referred to as "3I EP IVB")

     4. 3I EUROPARTNERS IVC LP, a limited partnership registered under the Limited Partnerships Act 1907 (*), with its registered office at (*),

                                        (hereinafter referred to as "3I EP IVC")

     5. 3I EUROPARTNERS IVK LP, a limited partnership registered under the Limited Partnerships Act 1907 (*), with its registered office at (*),

                                        (hereinafter referred to as "3I EP IVK")

     6. TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, with its registered office at (*),

                                             (hereinafter referred to as "TIAA")

(*)  Confidential Treatment Requested.

     7. CLARAT PARTNERS LIMITED LIABILITY PARTNERSHIP, a limited liability partnership incorporated under the Limited Liability Partnerships Act 2000 (*), with its registered office at (*),

                                  (hereinafter referred to as "CLARAT PARTNERS")

     8.   PETER WALTER, date of birth (*), resident at (*),

     9. WALTER VERMOGENSVERWALTUNGS KG, a German limited liability partnership with its registered office in (*) and registered in the commercial register of the district court of (*),

     10. WALTER FAMILIENGESELLSCHAFT MBH, a German limited liability company with its registered office in (*), registered in the commercial register of the district court of (*),

     11.  CORDULA HARTKORN, date of birth (*), resident at (*),

     12.  PETRA KINZL, date of birth (*), resident at (*),

     13.  ROSEMARIE KARANEZ, date of birth (*), resident at (*),

     14.  HORST ERHARDT, date of birth (*), resident at (*),

     15.  ANDREA BERG, date of birth (*), resident at (*),

     16.  HANNES FERWAGNER, date of birth (*), resident at (*),

     17.  DR. DAVID EBSWORTH, date of birth (*), resident at (*),

     18. EBSWORTH VERMOGENSVERWALTUNGS KOMMANDITGESELLSCHAFT, a German limited liability partnership with its registered office in (*), registered in the commercial register of the district court of (*),

(*)  Confidential Treatment Requested.

     19. DAVID EBSWORTH VERMOGENSVERWALTUNGS GMBH, a German limited liability company with its registered office in (*) and registered in the commercial register of the district court of (*),

     20.  DETLEF FELS, date of birth (*), resident at (*),

     21. FAMILIE FELS VERMOGENSVERWALTUNGS KOMMANDITGESELLSCHAFT, a German limited liability partnership with its registered office in (*) and registered in the commercial register of the district court of (*),

     22.  THOMAS NEDTWIG, date of birth (*), resident at (*),

     23. NEDTWIG VERMOGENSVERWALTUNGS KG, a German limited liability partnership with its registered office in (*) and registered in the commercial register of the district court of (*),

     24. KAIROS VERMOGENSVERWALTUNGS GMBH, a German limited liability company with its registered office in (*) registered with the commercial register of the local court of (*),

          (Parties 1 through 24 hereinafter jointly referred to as "SELLERS", Parties 1 through 5 hereinafter jointly referred to as the "3I INVESTORS", Parties 8 through 24 hereinafter jointly referred to as "MANAGERS" and Parties 11 through 16 and 22 through 24 hereinafter jointly referred to as "ACTIVE MANAGERS")

and

     25. BLITZ 06-651 GMBH (to be renamed: Reddy Holding GmbH), a German limited liability company with its registered office in (*) and registered in the commercial register of the district court of (*),

                                        (hereinafter referred to as "PURCHASER")

and

     26. DR. REDDY'S LABORATORIES LTD., with its registered office in 7-1-27 Amerpeet, Hyderabad 500016, A.P., India and registered in Hyderabad, India under Companies Act, 1956,

                                        (hereinafter referred to as "GUARANTOR")

(*)  Confidential Treatment Requested.

                                   (Sellers, Purchaser and Guarantor hereinafter
                       referred together to as "PARTIES" and each as a "PARTY").

PREAMBLE

(A) The Sellers are the sole shareholders of beta Holding GmbH, a limited liability company incorporated under the laws of Germany with its business address at Vogelweg 95, 86156 Augsburg and registered in the commercial register of the Local Court in Augsburg under number HRB 20801 with a nominal share capital of EUR 150,500.00 (the "COMPANY"). Each of the Sellers owns those shares which are set against its name in Schedule A (together the "SHARES").

(B) The Company holds those participations in the companies and partnerships set out in Schedule B (the "BETA GROUP COMPANIES"; the Company and the beta Group Companies are referred to together as the "BETA GROUP").

(C) Each Seller (other than Clarat Partners) intends to sell all of its Shares (and in the case of Clarat Partners, to grant a Call Option (defined below)) and any Shareholder Loan (as defined below) made by it and, having carried out a comprehensive due diligence review of the beta Group, Purchaser intends to acquire all such Shares (and in the case of Clarat Partners, will consider exercising its discretion in respect of the Call Option (defined below) and Shareholder Loans pursuant to the terms and conditions set out in this Agreement and the Guarantor intends to guarantee the Purchaser's obligations under this Agreement.

1.   DEFINITIONS

     "ACTIVE MANAGERS" shall have the meaning set out in the introduction;

     "BEST KNOWLEDGE" shall have the meaning set out in Clause 4.1.2;

     "BGB" shall mean the German Civil Code (Burgerliches Gesetzbuch);

     "BETA GROUP" shall have the meaning set out in Preamble (B);

     "BETA GROUP COMPANIES" shall have the meaning set out in Preamble (B);

     "BETA KG" shall mean beta Healthcare GmbH & Co. KG registered in the commercial register of the Local Court in Augsburg under HRA 15020

     "BREACH" shall have the meaning set out in Clause 4.2;

     "BUSINESS DAY" shall have the meaning set out in Clause 3.8.1;

     "CLARAT PARTNERS" shall have the meaning set out in the introduction;

     "CLOSING DATE" shall have the meaning set out in Clause 3.3;

     "CLOSING" shall have the meaning set out in Clause 3.3;

     "COMPANY" shall have the meaning set out in Preamble (A);

     "CONDITIONS PRECEDENT" shall have the meaning set out in Clause 1.4;

     "EARN-OUT SETTLEMENT ACCOUNT" shall mean the following bank account:

               Account Number: (*)
               Account Holder: (*)
               Bank:           (*)
               Bank Code:      (*)
               IBAN:           (*)

     "ESCROW ACCOUNT" shall be the account in the name of the Escrow Agent with the account number (*) subject to the Escrow Agreement;

     "ESCROW AGENT" means the notary public (*);

     "ESCROW AGREEMENT" shall have the meaning set out in Schedule 3.9;

     "GUARANTOR" shall have the meaning set out in the introduction;

     "MANAGERS" shall have the meaning set out in the introduction;

     "MEZZANINE FACILITIES AGREEMENTS" shall mean a mezzanine facility agreement dated 3 March 2004 between beta Holding GmbH as parent, beta KG as borrower, Commerzbank Aktiengesellschaft and Indigo Capital Limited as arrangers, Indigo Capital Limited as agent, Commerzbank Aktiengesellschaft as security agent and others;

     "MEZZANINE OPTION AGREEMENT" shall mean the Option Agreement between beta KG and Indigo Capital IV L.P. and Commerzbank Aktiengesellschaft dated 3 March

(*)  Confidential Treatment Requested.

     2004;

     "MEZZANINE AND PIK WARRANT SETTLEMENT ACCOUNT" shall mean the following bank account:

               Account Number: (*)
               Account Holder: (*)
               Bank:           (*)
               Swift Code:     (*)
               IBAN:           (*)

     "OPTION AGREEMENTS" shall mean the Mezzanine Option Agreement and the PIK Option Agreement;

     "PARTIES" shall have the meaning set out in the introduction;

     "PIK FACILITY AGREEMENT" shall mean a PIK facility agreement dated 3 March 2004 between beta Holding GmbH as parent, beta KG as borrower, Indigo Capital Limited as arranger and agent, Commerzbank Aktiengesellschaft as security agent and others and all documents executed in connection therewith, in each case as amended and in force at the Closing Date;

     "PIK OPTION AGREEMENT" shall mean the Option Agreement between beta KG and Indio Capital IV L.P. dated 3 March 2004;

     "PURCHASE PRICE FOR SHAREHOLDER LOAN" shall have the meaning set out in Clause 3.2;

     "PURCHASE PRICE FOR SHARES" shall have the meaning set out in Clause 3.1;

     "PURCHASER" shall have the meaning set out in the introduction;

     "PURCHASER'S CLAIM" shall have the meaning set out in Clause 5.2;

     "PURCHASER'S KNOWLEDGE" shall have the meaning set out in Clause 6.7;

     "SELLERS' CLOSING ACCOUNT" shall have the meaning set out in Clause 3.4.1;

(*)  Confidential Treatment Requested.

     "SELLERS" shall have the meaning set out in the introduction;

     "SELLERS' REPRESENTATIVE" shall mean the representative for the 3i Investors pursuant to Section 11.4. or any advisor, who is subject to professional duty of confidentiality (berufliche Schweigepflicht), appointed by him.

     "SENIOR FACILITIES AGREEMENT" shall mean a senior facilities agreement dated 3 March 2004 between beta Holding GmbH as parent, beta KG as original borrower, Commerzbank Securities as arranger, Commerzbank Aktiengesellschaft as agent and security agent and others and all documents executed in connection therewith, in each case as amended and in force at the Closing Date;

     "SHAREHOLDER LOANS" shall mean those loans granted by certain Sellers to beta KG as listed in Schedule C;

     "SHARES" shall have the meaning as set out in Preamble (A);

     "SPA 2003" shall have the meaning as set out in Clause5.2.2;

     "TAX" shall mean (1) any payment which is levied by or on behalf of a German or non-German public body (the "TAX AUTHORITY") to raise income, including but not limited to taxes (within the meaning of section 3 General Fiscal Code (Abgabenordnung)) (Steuern und steuerliche Nebenleistungen) in respect of each member of the beta Group, whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turn over, transfer, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, special levies (Sonderabgaben), levies (Abschopfungen), customs and excise duties (Zolle), (2) including interest, costs, penalties, late payment charges and late filing charges or (3) any of the payments listed under (1) through (2) above, imposed by a Tax Authority on any member of the beta Group as a secondary liability (Haftungsschuldner).

     "TAX REFUND" shall mean any and all payments made in cash, or by way of offsetting against liabilities to the Company or to any member of the beta Group by the respective public body as a refund for Taxes for time periods starting 1 January 2004 up to and including 30 November 2005.

     "TAX RETURN" shall mean any return, declaration, report, claim for refund, notice, notification, statement, form or information or other documents relating to any Tax, including any schedule or attachment thereto.

     "TOTAL PURCHASE PRICE" shall mean the sum of the Purchase Price for Shares and the Purchase Price for Shareholder Loan; and

     "3I INVESTORS" shall have the meaning set out in the introduction.

2.   SALE AND ASSIGNMENT; TRANSFER OF SHAREHOLDER LOANS

2.1 Each Seller, except for Clarat Partners being subject to the Call Option as set forth below, separately and individually as an individual obligor, hereby sells and assigns to Purchaser with effect from the Closing Date all those Shares in the Company which are set against its name in Schedule A or, should the description in Schedule A not be entirely correct, in any event all shares in the Company. The Purchaser hereby accepts such sale and assignment.

2.2 Each sale and assignment specified in Clause 2.1 shall include all ancillary rights and benefits arising from those Shares, including voting rights, subscription rights and dividend rights to all profits not yet distributed to the relevant Seller as at the Closing Date.

2.3 Each of those Sellers listed in Schedule C, separately and individually as an individual obligor, hereby sells and assigns to Purchaser the relevant Shareholder Loan set out against its name in Schedule C, together with all claims against beta KG arising from such Shareholder Loan (including all outstanding principal and any accrued but unpaid interest thereon as at the Closing Date). The Purchaser hereby assumes all obligations of the respective Seller under each agreement constituting a sold Shareholder Loan and the respective Seller shall be released accordingly (befreiende Schuldubernahme), in each case with effect from the Closing Date. The Purchaser accepts such sale and assignment. beta KG has accepted such sale and assignment as attached hereto as Schedule 2.3. Each Seller of a Shareholder Loan acknowledges that as of the date hereof, and except for the amounts specified in Schedule 3.2, there are no payments accrued or outstanding under the relevant loan agreement. beta KG has given a respective acknowledgement as attached hereto as Schedule 2.3.

     The assignments of the Shares pursuant to Clause 2.1 and the assignment of, and assumption of obligations under, the Shareholder Loans pursuant to Clause 2.3 are subject to the fulfilment of each of the following conditions precedent (aufschiebende Bedingungen) (the "CONDITIONS PRECEDENT"), unless a Condition Precedent has been waived in accordance with Clause 2.4 below:

     2.3.1 receipt of the full amount of the payment specified in Clause 3.4.1 on the Sellers' Closing Account;

     2.3.2 receipt of the full amount of the payment specified in Clause 3.4.2 on the Escrow Account;

     2.3.3 receipt of the full amount of the payment specified in Clause 3.4.3 on the Mezzanine and PIK Warrant Settlement Account; and

     2.3.4 receipt of the full amount of the payment specified in Clause 3.4.4 on the Earn-Out Settlement Account.

2.4 All or any of the Conditions Precedent set out in Clauses 2.3.1 to 2.3.4 can be waived by Sellers by giving written notice to Purchaser.

2.5 The consent to the assignments of the Shares (including an assignment pursuant to the Call Option as set forth below) set out above given by the Sellers as shareholders of the Company as required under paragraph 4 of its articles of association is attached as Schedule 2.5.

2.6 Clarat Partners hereby irrevocably grants Purchaser an option to purchase and acquire all of its Share (and not part only), such purchase and acquisition being subject to the terms of this Agreement (the "CALL OPTION").

2.7 The Call Option shall be exercisable at any time on or after 3 March 2006 by Purchaser serving an option notice on Clarat Partners or its proxies requiring it to sell the Share to the Purchaser in the form substantially as set forth in Schedule 2.7 (the "OPTION NOTICE"). An Option Notice, once given, may not be withdrawn.

2.8 Immediately following service of an Option Notice, Clarat Partners shall be bound to sell and transfer and the Purchaser shall be bound to purchase and acquire the Share on the terms as set forth in this Agreement and, subject to the Call Option being exercised, Clarat Partners hereby already irrevocably agrees to be bound by the terms of this Agreement governing the sale and the transfer of its Share to Purchaser, each with economic effect as of the day hereof.

2.9  Purchaser may not assign or otherwise dispose of the Call Option.

2.10 Clarat Partners hereby agrees and covenants with each of the other parties to this Agreement to observe, perform and be bound by all the terms of the Agreement which are capable of applying to Clarat Partners mutatis mutandis and the Purchaser and the Guarantor hereby agree that the terms of this Agreement to be observed, performed and which are binding on the Purchaser and the Guarantor and which are capable of applying to Clarat Partners for its benefit shall apply mutatis mutandis, each with economic effect as of the day hereof.

3.   PURCHASE PRICE AND PAYMENTS AT CLOSING

3.1 The purchase price for all the Shares (the "PURCHASE PRICE FOR SHARES") shall be EUR 231,072,280.40 (in words: two hundred thirty one million seventy two thousand two hundred eighty Euros and forty cents) minus, should Closing occur after 3 March 2006 and such delay not be caused by Purchaser and/or Guarantor, any amounts being payable for additional calendar days according to Clause 3.2 or 3.4 below.

3.2 The purchase price for all the Shareholder Loans (the "PURCHASE PRICE FOR SHAREHOLDER LOAN") shall be EUR 63,597,204.65 (in words: sixty-three million five hundred ninety-seven thousand two hundred and four Euros and sixty-five cents) as specified in Schedule 3.2, plus, should Closing occur after 3 March 2006, an amount of EUR 14,452.24 (in words: fourteen thousand four hundred fifty-two Euros and twenty-four cents) for any additional calendar day after 3 March 2006 including the Closing Date.

3.3 The Total Purchase Price shall be due and payable, and thereby the closing (Vollzug) of the transfer of the Shares and the Shareholder Loans (the "CLOSING") shall - subject to Clause 3.10 - take place on 3 March 2006 or on such other day as may be agreed by Purchaser and 3i Investors (the "CLOSING DATE").

3.4  At Closing, Purchaser shall:

     3.4.1 pay an amount equal to the Total Purchase Price minus the amounts payable under Clauses 3.4.2 into a bank account of Sellers notified to Purchaser at least three (3) Business Days before Closing (the "SELLERS' CLOSING ACCOUNT").

     3.4.2 pay the amount of EUR 9,600,611.65 (in words: nine million six hundred thousand six hundred eleven Euros and sixty-five cents) into the Escrow Account;

     3.4.3 pay the amount of EUR 15,223,684.88 (in words: fifteen million two hundred twenty-three thousand six hundred eighty-four Euros and eighty-eight cents) plus, should Closing occur after 3 March 2006, an amount of EUR 380.69 (in words: three hundred eighty Euros and sixty-nine cents) for any additional calendar day after 3 March 2006 including the Closing Date into the Mezzanine and PIK Warrant Settlement Account;

     3.4.4 pay an amount of EUR 76,983,704.00 (in words: seventy-six million nine hundred eighty-three thousand seven hundred and four Euros) plus, should Closing occur after 3 March 2006, an amount of EUR 7,187.33 (in words: seven thousand one hundred eighty-seven Euros and thirty-three cents) for any additional calendar day after 3 March 2006 including the Closing Date to the Earn-Out Settlement Account;

     3.4.5 pay (or procure the payment by the Company) to (*) into the following bank account:

          Address:                    (*)
          SWIFT Code:                 (*)
          Bank Code:                  (*)
          Beneficiary Account name:   (*)
          SWIFT Code Beneficiary:     (*)X
          Beneficiary Account number: (*)
          Reference:                  (*)

          an amount of EUR 35,173,993.16 (in words: thirty-five million one hundred seventy-three thousand nine hundred ninety-three Euro and sixteen cents) plus, should Closing occur after 3 March 2006, an amount calculated on the basis of Schedule 3.4 for any additional calendar day after 3 March 2006 including the Closing Date in order to discharge in full all obligations of the beta Group under the Senior Facilities Agreement;

     3.4.6 pay (or procure the payment on behalf of beta KG) to

          a)   (*) into the following bank account:

(*)  Confidential Treatment Requested.

               Address:                    (*)
               SWIFT Code:                 (*)
               Bank Code:                  (*)
               Beneficiary Account name:   (*)
               SWIFT Code Beneficiary:     (*)
               Beneficiary Account number: (*)
               Reference:                  (*)

               an amount of EUR 16,517,009,89 (in words: sixteen million five hundred seventeen thousand and nine Euro and eighty-nine cents) plus, should Closing occur after 3 March 2006, an amount calculated on the basis of Schedule 3.4 for any additional calendar day after 3 March 2006 including the Closing Date

          b)   (*) into the following bank account:

               SWIFT Code:                 (*)
               Beneficiary Account name:   (*)
               Beneficiary Account number: (*)
               Reference:                  (*)

               an amount of EUR 16,547,515.71 (in words: sixty million five hundred forty-seven thousand fife hundred fifteen Euro and seventy-one cents) plus, should Closing occur after 3 March 2006, an amount calculated on the basis of Schedule 3.4 for any additional calendar day after 3 March 2006 including the Closing Date in order to discharge in full all obligations of the beta Group under the Mezzanine Facilities Agreements.

     3.4.7 pay (or procure the payment on behalf of beta KG) to (*) into the following bank account:

(*)  Confidential Treatment Requested.

               SWIFT Code:                 (*)
               Beneficiary Account name:   (*)
               Beneficiary Account number: (*)
               Reference:                  (*)

               an amount of EUR 23,762,000.00 (in words: twenty-three million seven hundred sixty-two thousand Euro) plus, should Closing occur after 3 March 2006, an amount calculated on the basis of Schedule
               3.4 for any additional calendar day after 3 March 2006 including the Closing Date in order to discharge in full all obligations of the beta Group under the PIK Facility Agreement.

     The payments in accordance with the Clauses 3.4.1 through 3.4.2 shall be made in lieu of due performance (Leistung an Erfullungs statt) in full satisfaction of Purchaser's obligations to the Sellers under Clauses 3.1 and 3.2 (mit schuldbefreiender Wirkung) for value on the Closing Date.

3.5  [Intentionally left blank.]

3.6 After performance of the obligations set out in Clauses 3.4 and 3.5, the Parties shall execute a Closing Memorandum substantially in the form set out in Schedule 3.6.

3.7 All payments under or in connection with this Agreement shall be made by wire transfer of immediately available funds, free of all taxes, bank charges and other deductions.

3.8  If any payment under or in connection with this Agreement:

     3.8.1 falls due on a Saturday, Sunday or public holiday in London, England, or Frankfurt am Main such payment shall be payable on the next day on which the banks in London, England, Hyderabad, Mumbai and Frankfurt am Main are open to transact normal commercial business ("BUSINESS DAY"); or

     3.8.2 is not made in full when due, the outstanding amount shall bear interest at a rate of 4 % per annum above one month EURIBOR for equivalent amounts (calculated on the basis of 360 days/year) from and including the date payment was due up to and including the date of actual payment, provided, however, that any amounts outstanding from the Purchase Price for Shareholder Loan shall bear interest at a rate no lower than that payable under the terms of the underlying Shareholder Loan. Clause 3.8.2 shall not

(*)  Confidential Treatment Requested.

          apply to payments according to 3.4.3 through 3.4.7 where the agreed interest shall continue to accrue or to be paid, as the case may be.

3.9 Sellers and Purchaser have concluded with the Escrow Agent the Escrow Agreement attached hereto as Schedule 3.9.

3.10 The Parties are aware that, should Closing take place after 31 March 2006, anti-trust clearance from the German Cartel Office (Bundeskartellamt) will be required. Should Closing occur after 31 March 2006 the Parties will cooperate to obtain anti-trust clearance as soon as reasonably possible before Closing.

4.   SELLERS' REPRESENTATIONS AND WARRANTIES

4.1 The Parties have intensively discussed and negotiated if and to what extent the Sellers shall be liable for defects relating to the Shares, the Shareholder Loans or the business of the beta Group and have decided to depart from the statutory warranties regarding sold goods (gesetzliche Kaufgewahrleistung). Instead, they have agreed to replace the statutory system and provide for an independent catalogue of specific rights of the Purchaser individually agreed as set forth in this Clause 4. The representations and warranties of each Seller pursuant to this Clause 4.1 shall not constitute guarantees (Garantien) within the meaning of section 444 BGB, but shall constitute separate, independent obligations of a Seller and the scope and content of each representation and warranty of each Seller and any liability of a Seller arising hereunder shall be exclusively defined by the provisions of this Clause 4 and the remainder of this Agreement, which provisions form an integral part of the representations and warranties given by each Seller.

     4.1.1 Subject to the limitations of liabilities and the explicit restrictions of certain legal rights, including certain caps agreed in this Agreement, each Seller severally represents and warrants to Purchaser in respect of itself and those Shares and Shareholder Loans sold by it hereunder only, by way of an independent guarantee (selbstandiges Garantieversprechen) pursuant to section 311 paragraph 1 BGB, that the statements set out in this Clause 4.1.1 are true and correct as of the date hereof as well as of the Closing Date.

          4.1.1.1 Each Seller which is a legal person has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and such transactions have been duly authorised by all necessary corporate action on the part of such Seller. Each Seller which is a natural person is authorised and has capacity to enter into this Agreement and to carry out the transaction contemplated hereby and, to the extent the same is required, the consent under section 1365 BGB is attached in Schedule 4.1.1.1. This Agreement has been duly executed by or on behalf of each Seller and constitutes its binding obligations.

          4.1.1.2 There is no action, suit, investigation or proceeding pending against, or to each Seller's actual knowledge, as of the date hereof, threatened against or affecting, such Seller before any court or arbitrator or any governmental body, agency, official or other third party which in any manner challenges or seeks to prevent the transfer of the Shares or, where relevant, the Shareholder Loans.

          4.1.1.3 The statements in Preamble (A) in respect of the Company are correct.

          4.1.1.4 Each Seller is the owner of those Share(s) sold by it pursuant to Clause 2.1 or offered pursuant to the "CALL OPTION", and of that Shareholder Loan (if any) sold by it under Clause 2.3. On the Closing Date such Share(s) and Shareholder Loan will be unencumbered and free from any third parties' rights, subject to the Releases becoming effective and save only to the extent the survival or creation of third party rights is caused (in whole or in part) by Purchaser or its financing sources, in particular if Purchaser creates new third party rights.

          4.1.1.5 The statements in Schedule B are true and correct. The Company holds those and only those direct and indirect participations in the beta Group Companies shown in Schedule B. Subject to the Releases becoming effective and save only to the extent the survival or creation of third party rights is caused (in whole or in part) by Purchaser or its financing sources, in particular if Purchaser creates new third party rights, there are no encumbrances or any other third party rights, including rights to subscribe for any new shares or interest, affecting such shares and interest in the beta Group Companies.

          4.1.1.6 The aggregate claims under the Shareholder Loans for principal and interest accrued thereon will as of the Closing Date be the amount of the Purchase Price for Shareholder Loans.

     4.1.2 Subject to the limitations of liabilities and the explicit restrictions of certain legal rights, including certain caps agreed in this Agreement, each Active Manager severally represents and warrants to Purchaser by way of an independent guarantee (selbstandiges Garantieversprechen) pursuant to section 311 paragraph 1 BGB, that to the Best Knowledge of the respective Active Manager, the statements set out in Schedule 4.1.2 are true and correct as of the date hereof and no Active Manager is, to the Best Knowledge of the respective Active Manager, aware that they will not be true and correct as of the Closing Date as anticipated to occur on 3rd March 2006. "BEST KNOWLEDGE" of the respective Active Manager within the meaning of this Agreement shall mean the actual knowledge (Kennen) of the Active Managers as of the date hereof and the knowledge they could have had (Kennen mussen), had the respective Active Manager observed the standard of care applicable to him taking account of their individual position and level of responsibility.

4.2 If any of the statements made by a Seller in Clause 4.1 above should be incorrect in whole or in part (a "BREACH"), as applicable to each respective Seller, such Seller shall as a several obligor (Teilschuldner) following receipt of the respective written notice of claim by Purchaser:

     4.2.1 restore the position to what it would have been if the Breach had not occurred (Naturalrestitution) within a reasonable time period, but no later than three (3) months after receipt of the respective notice of claim. If (a) such restitution is impossible, or (b) the Seller finally refuses (ernsthaft und endgultig verweigern) to make restitution in kind, Purchaser may claim compensation in money (Schadensersatz in Geld) under Clause 4.2.2 below before the expiry of the three (3) month period; or

     4.2.2 subject to Clause 4.2.1, pay to Purchaser compensation in money (Schadensersatz in Geld) for the actual damages (unmittelbare Schaden) and foreseeable indirect damages (vorhersehbare mittelbare Folgeschaden) suffered by the Purchaser as a result of such Breach in accordance with the respective provisions of the BGB.

4.3 The Active Managers will inform Purchaser without undue delay of any Breach which comes to the attention of any Seller between the date hereof and the Closing Date.

5.   LIMITATION OF SELLERS' LIABILITY

5.1 All claims of Purchaser against any of the Sellers under or in connection with this Agreement shall be time barred and lapse on the 30 June 2007, except for (i) claims based on defect of title to the Shares or Shareholder Loans which shall be time barred and lapse on 31 December 2010, (ii) claims based on the tax indemnity according to Clause 7.4 which shall be time barred and lapse in accordance with Clause 7.4.8. These limitation periods shall be suspended (gehemmt) with regard to a particular claim against a particular Seller only by Purchaser instituting legal proceedings against that Seller within the meaning of section 204 paragraph 1 No. 1 BGB in respect thereof before the competent court.

5.2 Purchaser shall not be entitled to bring any claim against any of the Sellers under or in connection with Clause 4 of this Agreement ("PURCHASER'S CLAIM") and no Seller shall be liable if and to the extent:

     5.2.1 the underlying facts, circumstances or events forming the basis of Purchaser's Claim (anspruchsbegrundende Umstande i.S.v. Section 199 Abs 1 Nr. 2 BGB) or determining the amount of damages caused (haftungsausfullende Kausalitat), form part of Purchaser's Knowledge pursuant to Clause 6.7 or the matter to which Purchaser's Claim relates has specifically and expressly been provided for in the consolidated audited accounts for the business year ending on 30 November 2005 of the Company or its underlying items having entered into these accounts; or

     5.2.2 Purchaser fails to give Sellers the opportunity to remedy pursuant to Clause 4.2 within the agreed three (3) months time period, or fails to use all reasonable efforts to mitigate its loss, including - for the avoidance of doubt - any remedy available to any member of the beta Group under or in connection with the share purchase and transfer agreement with beta healthcare GmbH & Co KG dated 22 December 2003 (roll of deeds no. 188/2003 of the notary public Dr. Patrick Wamester, Basel) ("SPA 2003") unless this is not reasonably expected to mitigate losses, provided that if and to the extent Purchaser proves that any non-compliance with this Clause 5.2.2 did not result in a higher obligation or liability of the Seller in question, Purchaser shall not be excluded from bringing a Purchaser's Claim. Purchaser shall inform Sellers reasonably without undue delay after becoming aware of any alleged incorrectness or incompleteness and no respective Seller shall be liable to the extent any damages are caused by a delay in the information to Sellers.

5.3 The liability of Sellers under or in connection with this Agreement shall be limited as follows:

     5.3.1 The liability of Sellers under or in connection with this Agreement is several only (Einzel- und Teilschuldner).

     5.3.2 Purchaser is entitled to a claim under or in connection with this Agreement (except for claims based on Clauses 4.1.1.6 and 7.4) only if any individual claim exceeds EUR 100,000.00 (in words: hundred thousand Euros), provided that a series of related claims (Serienschaden) shall be considered one claim for purposes of this Clause 5.3.2, (de minimis) (Freigrenze) and if the sum of all such claims exceeds EUR 1,000,000.00 (in words: one million Euros) in the exceeding amount only (Freibetrag).

     5.3.3 For all claims under or in connection with this Agreement:

          (a) the maximum aggregate liability of the Sellers together under or in connection with the guarantees according to Clause 4.1.1 and in respect of any liability that may arise in relation to Clause
               7.1.5 is the amount of the Total Purchase Price and, for the avoidance of doubt, for each Seller is that amount of the Total Purchase Price attributable to it;

          (b) the maximum aggregate liability of the Active Managers under or in connection with this Agreement, excluding only (i) the liability referred to under (a) above to which the cap under (a) above shall apply and (ii) the liability referred to under Clause
               7.4 below to which the cap under Clause 7.4.9 shall apply, is 30 % (thirty percent) of that part of the Total Purchase Price which is attributable to the Active Managers i.e. EUR 3,600,611.65 (in words: three million six hundred thousand six hundred eleven Euro and sixty-five cents);

          (c) the total liability of each Seller shall not exceed that amount of the Total Purchase Price attributable to it.

     5.3.4 In respect of fraud or wilful misconduct, the statutory rules shall apply.

     5.3.5 Subject to the further limitations as set forth in this Agreement, if more than one Seller is individually liable in respect of the same Purchaser's Claim, the liability of each Seller in respect of such claim shall be the percentage of the Total Purchase Price attributable to that particular Seller.

5.4 Purchaser confirms that it has had access to information from and about the beta Group Companies and has satisfactorily completed a due diligence review prior to the signing of this Agreement. Consequently, the representations and warranties and indemnities given by each Seller are limited solely to those expressly set out in this Agreement and no other representations, warranties, indemnities or guarantees are given, or any liability assumed, by any Seller whether expressly, impliedly or by law. Any claim of Purchaser and any liability of a Seller under or in connection with this Agreement, including under Clause 4 or this Clause 5, but excluding under Clause 7.4 (tax indemnity), is further excluded if and to the extent to which facts or circumstances have been disclosed in this Agreement (including the Schedules). The same applies with respect to the other information provided to the Purchaser, its representatives or advisors in writing during the negotiations leading up to the execution and implementation of this Agreement attached hereto as Schedule 5.4, including the management presentations and question and answer sessions.

5.5 Any right of Purchaser to rescind or withdraw from this Agreement shall be excluded save as set out in Clause 8. Any claims and rights of Purchaser beyond the independent guarantees provided for in Clause 4 and the rights provided for in Clause 7 and the consequences set forth therein, in particular claims based on defects, claims under section 280 BGB which, according to former case law for breach of a representation or warranty, would have been considered as claims based on breach of pre-contractual obligations (culpa in contrahendo) or positive breach of contractual obligations, rights of rescission because of an absence of essential qualities, or any claims under section 313 BGB (Wegfall der Geschaftsgrundlage) are excluded. Any claims for specific performance (Vertragserfullung) under this Agreement, or based on wilful misconduct or sections 123 and 826 BGB shall not be affected.

5.6 The Parties agree that no provision of this Agreement constitutes a contract for the benefit of a third party within the meaning of section 328 BGB or otherwise (kein Vertrag zugunsten Dritter oder mit Schutzwirkung fur Dritte), irrespective of whether any payment under Clause 4 in connection with this Clause 5 is made to the Purchaser, the Company or a beta Group Company.

6.   PURCHASER AND GUARANTOR REPRESENTATIONS AND WARRANTIES

     The Purchaser and the Guarantor hereby guarantee to Sellers by way of an independent promise of guarantee pursuant to section 311 paragraph 1 BGB (selbstandiges Garantieversprechen) that the statements set forth in this Clause 6 are true and correct as of the date hereof. The representations and warranties in Clause 6.1 to Clause 6.7 below shall not constitute guarantees (Garantien) within the meaning of section 444 BGB, but shall constitute separate, independent obligations of Purchaser and Guarantor and the scope and content of each representation and warranty of each of them and any liability arising hereunder shall be exclusively defined by the provisions of this Clause 6, which provisions form an integral part of such representations and warranties.

6.1 Purchaser and Guarantor have the full corporate power and authority to deliver this Agreement and to carry out the transactions contemplated hereby and such transactions have been duly authorised by all necessary corporate action on the part of Purchaser and Guarantor. This Agreement has been duly executed on behalf of Purchaser and Guarantor and constitutes their binding obligations.

6.2 There is no action, suit, investigation or proceeding pending against, or threatened against or affecting Purchaser or Guarantor before any court or arbitrator or any governmental body, agency, official or other third party which in any manner challenges or seeks to prevent the transactions contemplated hereby.

6.3 The execution and performance by Purchaser and Guarantor of this Agreement and the consummation of the transactions contemplated hereby require no prior approval by or filing with any governmental body, public agency or official or other third party. In particular, based on the turnover information provided by the Sellers, the transaction will not be subject to mandatory German pre-merger filing requirements and can therefore be consummated without the need to obtain prior clearance by the German Federal Cartel Office (Bundeskartellamt).

6.4 Neither Purchaser nor Guarantor is insolvent or over-indebted and no insolvency proceedings have been initiated or opened, or rejected because of a lack of assets, and no circumstances exist which would justify the initiation or opening of such insolvency proceedings.

6.5 Purchaser has sufficient unconditional and immediately available funds to meet its obligations hereunder. True and complete copies of all commitments under which such funding is available have been delivered to Sellers prior to the date hereof.

6.6 Neither Purchaser nor Guarantor has any obligation or liability to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement for which any of the Sellers, could become liable.

6.7 To Purchaser's Knowledge, at the date hereof there exist no claims nor grounds for any claim against any Seller under Clause 4 (Sellers' Representations and Warranties). "PURCHASER'S KNOWLEDGE" within the meaning of this Agreement shall mean the actual knowledge of the persons listed in
     Schedule 6.7 as of the date hereof.

7.   COVENANTS, INDEMNITIES, NON-COMPETE

7.1 Each Active Manager, and each Seller as regards Clause 7.1.5, undertakes to use all reasonable efforts in its capacity as shareholder of the Company to ensure that, without the prior approval of Purchaser (which approval shall not be unreasonably withheld) and so far as legally permissible, from the date hereof until the Closing Date the members of the beta Group do

     7.1.1 conduct their business in all material respects in the ordinary course of business consistent with past practice;

     7.1.2 not (i) dispose of, or subject to any encumbrance or change on other third party right, any assets (including Intellectual Property Rights as defined in Schedule 4.1.2) with a value exceeding EUR 250,000.00,
          (ii) dismiss any of their key employees with a total annual remuneration in excess of EUR 150,000.00 other than for cause, (iii) enter into any material agreement or commitment involving annual or one time obligations in excess of EUR 250,000.00, (iv) grant any increase in wages, salaries, bonuses or other remuneration of any employee (including for the avoidance of doubt, managing directors) having a total effect or more than EUR 200,000.00 for one year following the Signing Date, (v) cancel or waive claims or rights of a value in excess of EUR 250,000.00 or (vi) terminate customer and supplier agreements or license agreements relating to any intellectual property rights or marketing authorizations for medicinal products, in each case with an annual value in excess of EUR 250,000.00 other than for cause;

     7.1.3 not carry out or effect any material capital expenditures or other material investments in excess of EUR 50,000.00 (fifty thousand Euro) per each ten day period already approved in any relevant budget or capital expenditure plan of the beta Group for such period or;

     7.1.4 maintain insurance protection material for the business of the beta Group broadly comparable to that existing at the date hereof;

     7.1.5 not declare, make or pay any dividends (including constructive dividends) or distributions (other than to other members of the beta Group) or make any other payments to the Sellers or any affiliate thereof other than in an arms' length transaction in the ordinary course of business;

     7.1.6 not amend any of their constitutional documents, issue any shares, equity securities or securities convertible into shares or equity securities or agree upon such issuance or reduce the share capital or grant any option or encumbrance in respect of or over shares or any such securities; and

     7.1.7 not agree, whether or not in writing, to do anything described in Clauses 7.1.2, 7.1.3, 7.1.5 and 7.1.6.

7.2 At all times after the Closing Date Purchaser will grant during normal business hours Sellers and their advisors and representatives reasonable access to the books, records and employees of beta Group, which such Seller(s) may reasonably require for auditing, tax and other reasonable purposes.

7.3 On the Closing Date, Sellers shall deliver to Purchaser such resignation letters and resolutions or other declarations as may be necessary or appropriate such that.

     David Ebsworth, Barry Clare, Ian Nolan, Werner Lappla and Bernd Schuler

     shall cease to be members of the advisory board (Beirat) of the beta Group Companies and shall grant them full discharge (Entlastung). The Company and the Purchaser each hereby waives all claims it may have against them (now or in the future) in their capacity as members of the advisory board and shall procure that the beta Group Companies shall waive any claims they may have against them (now or in the future) in their capacity as members of the advisory board.

7.4  TAX INDEMNITY

     7.4.1 Sellers shall indemnify and hold harmless the Purchaser or, at the election of the Purchaser, the respective member of the beta Group, from and against any Taxes due and payable by any member of the beta Group for time periods starting 1 January 2004 up to and including 30 November 2005 (such period the "INDEMNIFICATION PERIOD") (the "INDEMNIFIABLE TAX"), however, only to the extent that (i) the aggregate amount of the Indemnifiable Tax exceeds the aggregate amount of all accruals, provisions or liabilities for Taxes shown in the financial statements of the members of the beta Group as of 30 November 2005 (deferred tax assets and liabilities are disregarded in this respect), and (ii) the relevant Taxes have not already been paid to the competent Tax Authority by the Sellers or any member of the beta Group. For the sake of clarification, withholding taxes relate to the time periods in which they are triggered.

     7.4.2 The Tax indemnity pursuant to 7.4.1 is granted by Sellers subject to the following:

          7.4.2.1 Sellers shall not be liable for Taxes pursuant to this Clause
               7.4 if and to the extent such Taxes (i) result from any change in the accounting and taxation principles or practices, the exercise of any tax or accounting election right, or the amendment of any Tax return of the Company or any member of the beta Group (including methods of submitting Tax Returns) introduced after the Closing Date, unless such changes are required by mandatory law, (ii) arise due to any transaction, merger, restructuring or other measure (e.g., a premature cancellation of a fiscal unity (Organschaft) introduced after the Closing Date), or (iii) are subject of a valid and enforceable claim for repayment or indemnification, unless (a) such claim has not been realised, and
               (b) cannot be realised with reasonable efforts within eighteen
               (18) months after the respective claim for indemnification pursuant to Clause 7.4.1 became due and payable, in which case the Purchaser or the respective member of the beta Group shall assign to Sellers such claim including all ancillary rights and documentation concurrently (Zug um Zug) with the indemnification payment by Sellers.

          7.4.2.2 If and to the extent that a circumstance which triggers Taxes for which an indemnification claim under this Clause 7.4 exists in principle (dem Grunde nach) results in a reduction of the tax base of any member of the beta Group, the Purchaser or any affiliate of the Purchaser (e.g., because of the lengthening of depreciation periods or higher depreciation allowances - Phasenverschiebungen) in the Indemnification Period or in periods commencing thereafter (such reduction the "REVERSAL EFFECT"), the Sellers' obligation pursuant to this Clause 7.4 shall be reduced by the Tax benefit resulting from the Reversal Effect (the "TAX BENEFIT"). The Tax Benefit resulting from the Reversal Effect shall be calculated by applying a flat tax rate of 25 % on the aggregate amount by which the tax base is reduced because of the Reversal Effect.

     7.4.3 If and to the extent that any member of the beta Group, the Purchaser or any affiliate of the Purchaser receives a Tax Refund not reflected in the financial statements of the relevant member of the beta Group as of 30 November 2005 (deferred tax assets and liabilities are disregarded in this respect), the amount of such Tax Refund shall be paid by the Purchaser to the Sellers within ten (10) days following its receipt. A Tax Refund shall be deemed received at the time it is received in cash or as a cash equivalent (including by way of set-off against any Tax liability).

     7.4.4 All payments made pursuant to this Clause 7.4 shall constitute a reduction or an increase of the Purchase Price, as the case may be. If and to the extent payments are made by Sellers to a beta Group Company, such payment shall be construed as contributions (Einlagen) made by Purchaser into the respective company and shall be treated as a reduction of the Purchase Price as between the Parties to the extent permitted by applicable Tax law.

     7.4.5 After the Closing Date, the Purchaser shall prepare and make, and cause the members of the beta Group to prepare and make, when due all Tax Returns required to be filed by or on behalf of the any member of the beta Group relating in whole or in part to the Indemnification Period subject to the review and prior written consent of the Sellers' Representative, which shall not be unreasonably withheld. The Purchaser shall ensure that any Tax Return will be furnished to the Sellers' Representative no later than thirty (30) days prior to the due date of its filing. The Sellers' Representative shall provide the Purchaser with his comments without undue delay. The Sellers shall be deemed to have given their consent to any Tax Return timely furnished to the Sellers' Representative for his review if he had failed to review such Tax filing and to provide his comments to the Purchaser or the respective member of the beta Group within three (3) weeks following the receipt (Zugang) thereof.

     7.4.6 Payment of Indemnification

          7.4.6.1 Any payment pursuant to Clause 7.4.1 shall become due and payable five (5) Business Days prior to the due date of the relevant Tax, provided that the Purchaser has provided without undue delay and at the latest fifteen (15) Business Days prior to the due date of the relevant Tax the Sellers' Representative with all documentation (including copies of Tax assessments) necessary to reasonably assess the claim.

          7.4.6.2 In the case of any Tax being appealed and to the extent that the Tax Authority has granted a payment relief until such Tax becomes final and binding (bestandskraftig), payment of such Tax to the Tax Authority will be considered due no earlier than on the date a final and binding determination to such effect is made by either the Tax Authority or a court of proper jurisdiction. If this is not the case, the Sellers shall make a respective advance indemnification payment to the Purchaser or, at the request of the Purchaser, to the respective member of the beta Group. If the amount of the respective Tax finally assessed and to be paid is lower than the advance indemnification payment by the Sellers, then the difference shall be reimbursed by the Purchaser, including all interest earned thereon, if any, within ten (10) days after the refund has been received in cash or as a cash equivalent (including by way of set-off against any Tax liability) by the respective member of the beta Group, the Purchaser or any affiliate of the Purchaser.

     7.4.7 Indemnification Procedures

          7.4.7.1 Following the Closing Date, the Purchaser shall notify and shall cause the relevant member of the beta Group to notify the Sellers' Representative of any Tax audit or assessment, dispute or administrative or judicial proceeding that is announced or commenced and that might constitute a basis for any liability under this Agreement. Such notice shall be given within eleven
               (11) Business Days after the Purchaser or the relevant member of the beta Group has received the relevant information from the Tax authorities. If the Purchaser or the relevant member of the beta Group has reason to believe that a payment is to be made by the Sellers pursuant to this Clause 7.4, the Purchaser shall duly give written notice to the Sellers' Representative including those information reasonably necessary to determine the fact, amount and payment.

          7.4.7.2 The Purchaser shall cause the relevant member of the beta Group (i) to give the Sellers' Representative (at the expense of the Sellers) the opportunity to participate in any audits, disputes or administrative or judicial proceedings relating to any Tax attributable to the Indemnification

               Period, (ii) upon Sellers' Representative's written request and at Sellers' cost, to challenge and litigate any Tax assessment or other decision of any Tax Authority related to such Tax, (iii) to comply, unless legally prohibited, with instructions given by the Sellers' Representative in relation to the conducting of the proceedings referred to in (i) and (ii) above (provided that any reasonable costs incurred by them in connection with such instructions shall be borne by the Sellers), and (iv) not to accept or settle a dispute on a claim for a Tax for which the Sellers might be liable under this Clause 7.4 without the Sellers' Representative's prior written consent.

          7.4.7.3 If the Purchaser has failed to comply with any of his obligations set forth in this Clause 7.4, the Sellers shall no longer be liable under this Agreement for the relevant Tax if and to the extent the relevant Tax were not payable had the Purchaser complied with its obligations. The burden of proof whether Purchaser's failure caused such effects shall be governed by applicable law (including any rules facilitating any such proof - Beweiserleichterungen), except that such burden of proof shall be on the Purchaser with respect to the relevant Tax, if and to the extent that (i) a Tax assessment becomes binding and non-appealable and the Purchaser or the respective member of the beta Group has failed to provide the Sellers the opportunity to challenge or litigate, or to request the Purchaser or the relevant member of the beta Group to challenge or litigate, such Tax assessment in accordance with Clause 7.4.7.2, (ii) the Tax matter has been acknowledged or settled (irrespective of whether in a Tax contest or by other means including so-called package deals) without the Sellers' Representative prior written consent,
               (iii) the Purchaser has failed to comply with a reasonable (taking into account the legitimate interest of the Sellers) and executable written instruction of the Sellers' Representative regarding the relevant Tax audit, assessment or proceeding, (iv) the Purchaser has failed, despite a prior reasonable written request by the Sellers' Representative, to grant the Sellers' Representative access to specifically named documents, directors or employees materially relevant in connection with the defence against the Tax audit, assessment or proceeding, (v) the Purchaser has failed to notify the Sellers' Representative about
               (a) a final meeting in a tax audit (Schlussbesprechung within the meaning of Sec. 201 of the German General Tax Code - Abgabenordnung) dealing with Taxes which may have to be indemnified by Sellers under this

               Clause 7.4, or (b) any other meeting with representatives of the Tax authorities announced by the Tax authorities in writing with a notice period of at least three (3) Business Days and dealing with Taxes which may have to be indemnified by Sellers under this Clause 7.4, in both cases (a) and (b) at least five (5) Business Days or to the extent possible prior to the date on which such meeting takes place, or (vi) the Purchaser has submitted a letter or similar document to the Tax auditor specifically prepared for the tax audit upon written request by the Tax auditor containing statements relating to Taxes which may have to be indemnified for under this Clause 7.4 to the Tax authorities either without having informed the Sellers or in violation of a specific reasonable written instruction by the Sellers' Representative with respect to such documents. For the purpose of (iii) and (iv) of the preceding sentence, any request or instruction made in any meeting or conference and laid down in any written minutes thereof accepted in writing by the relevant Parties and their representatives shall be deemed to be in writing.

     7.4.8 Claims pursuant to Clause 7.4 shall be time barred and lapse six (6) months after (i) the relevant Tax assessment notice has becomes final and binding (bestandskraeftig und unanfechtbar), or (ii) the regular statutory limitation period for the relevant Tax. Notwithstanding the above, claims pursuant to Clause 7.4 shall be time barred and lapse on the seventh anniversary of this Agreement.

     7.4.9 For all claims under or in connection with this Clause 7.4 the maximum aggregate liability of the Sellers shall be EUR 6,000,000.00 (in words: Euro six million).

     7.4.10 The liability of Sellers with respect to Taxes shall exclusively be governed by this Section 7.4 unless explicitly stated otherwise in this Agreement or the Schedules and Annexes thereto.

7.5 Each Active Manager undertakes to use all reasonable efforts that the Company will from the date hereof until the Closing Date deliver to Purchaser management accounts in the form and to the point in time as prepared consistent with past practice on a regular basis and the Sellers in their capacity as shareholders of the Company hereby authorize the Active Managers to do so.

7.6 The Sellers, except for the 3i Investors and TIAA, (the "RELEVANT SELLERS") and any entities affiliated with them within the meaning of Section 15 et. seq. of the German

     Stock Corporation Act shall, for a period of three (3) years from the Closing Date, in the area of manufacturing, marketing, buying and selling of marketing authorizations and dossiers regarding generic pharmaceuticals in Germany as well as distributing generic pharmaceuticals as currently done so by beta Group, not engage in any activity which would, directly or indirectly, compete with or result in competion with such present business operations in Germany. The Relevant Sellers shall not establish or acquire, or acquire shares in, any business operations competing with the beta Group; it is understood, however, that the Relevant Sellers shall be entitled to acquire up to 10 % of the share capital of a corporation listed on a stock exchange, provided that the Relevant Sellers are excluded from any control over the management of such listed corporation competing with the beta Group. The Relevant Sellers covenant that the other companies belonging to the Relevant Sellers' group in the aforementioned period comply with the forgoing provisions of this Section 7.6 accordingly.

     Purchaser will procure that the non-compete provisions (including respective compensations) under the current service agreements with the Active Managers will continue to apply after Closing upon request of the relevant Active Manager.

8.   RESCISSION

8.1 The Sellers shall be entitled to rescind this Agreement at any time by written declaration hereof to Purchaser, if the payments under Clause 3.4 are not made in full when due or if, for any other reason, Closing has not been completed by 31 March 2006.

8.2  Purchaser may rescind this Agreement if:

     between the date of this Agreement and the Closing Date, a change, condition, event or development shall have occurred or become known which would have or would reasonably be expected to have a material adverse effect on the assets, results of operation, financial condition or business of the beta Group as a whole ("MATERIAL ADVERSE EFFECT"), provided that none of the following shall be deemed in themselves to constitute a Material Adverse Effect: (i) any failure by the beta Group to achieve projected revenue or operating results, (ii) any adverse changes, events, developments or effects arising from or relating to legal or regulatory developments general business or economic conditions which are not specific to the beta Group or financial markets (iii) any outbreak or escalation of hostility involving Germany or the occurrence of any act of terrorism (excepts acts directed specifically against the beta Group), (iv) any change, condition, event or developments, which is attributable to the execution or announcement of this Agreement and that the effect for the beta Group must exceed a damage of EUR 25,000,000.00 (in words: twenty-five million Euro);

8.3 If Sellers or Purchaser rescind this Agreement under Clause 8, this Agreement shall terminate and cease to be of effect immediately, save only for the provision of Clauses 9 (Confidentiality), 10 (Guarantor's Undertaking) and 11 (Miscellaneous) which shall continue in full force and effect. Claims in respect of prior breach shall remain unaffected.

9.   CONFIDENTIALITY

9.1 Each Seller undertakes for a period of five (5) years from the Closing Date to keep confidential all confidential information constituting trade secrets of the beta Group Companies known to it and not to disclose such information, directly or indirectly, to any third party.

9.2 Except as may be required by law or applicable stock exchange or other regulatory requirements (in which case prior notice shall be given if practicable), no Party (and the respective Party shall, as direct or indirect shareholder of the beta Group Companies, procure that none of the beta Group Companies) will issue any press release or other public communication relating to this Agreement or the transactions contemplated hereby and/or will disclose any details regarding this transaction and the content of this Agreement to any third party (other than to its respective representatives, advisors and financing institutions in connection with the preparation, negotiation and the completion of this Agreement and the transactions stipulated herein in each case subject to appropriate confidentiality obligations) except that 3i Group Investments and the Guarantor may each prepare press releases which may be released upon the prior consent of the respective other Party, such consent not to be unreasonably withheld. Nothing shall prevent Purchaser and Guarantor from publishing or circulating without the consent of the Sellers (i) announcements to analysts, (ii) prospectuses or (iii) information to financial institutions as far as this is reasonably required according to common practise at the capital markets.

9.3 The obligations of confidentiality in Clauses 9.1 and 9.2 shall not apply to confidential information, which was or is lawfully obtained by a Seller from other sources, which was or is or becomes generally available to the public, which or ceases to be a trade secret, or which is required to be disclosed to a competent tribunal or government agency or other regulatory body (including pursuant to a subpoena, civil investigative demand (or similar process), order, statute, rule of other legal requirement promulgated or imposed by a court or by a judicial, regulatory, self-regulatory or legislative body, organisation, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, in response to oral questions, interrogatories or requests for information or documents).

9.4 Notwithstanding Clauses 9.2 and 9.3, any Seller shall be entitled to provide such information as may be required by any legal, fiduciary or regulatory obligation, to its fund investors or prospective investors, its partners, directors, officers or employees and its or their affiliates (which for these purposes shall mean any person directly or indirectly, controlling, controlled by, or under common control with, another person, whereby the term "control" means the power to direct the management or policies of a person through securities ownership, by contract or otherwise) and professional advisors.

10.  GUARANTOR'S UNDERTAKING

     Guarantor hereby guarantees to Sellers as an independent guarantee (Garantieerklarung) on first demand the full and punctual performance of all obligations of the Purchaser under or in connection with this Agreement, including payment of the Total Purchase Price, the other payments under Clause 3.4 as well as any interest payable under Clause 3.8.2.

11.  MISCELLANEOUS

11.1 All notarial fees, transfer taxes, stamp duties and other public levies, as well as the costs of any merger control proceedings or other governmental approvals or filings connected with the execution and implementation of this Agreement, shall be borne by Purchaser. Apart from this, each Party shall bear its own costs and taxes and the costs of its advisors, provided that Sellers will be responsible for any external expenses of beta Group in connection with the transaction contemplated hereby, if any, unless paid prior to and including 30 November 2005 and for periods thereafter only to the extent exceeding the amount of EUR 232,891.80 (in words: two hundred thirty two thousand eight hundred ninety-one Euros and eighty cents) which had been provided for in the consolidated audited accounts of the Company for the business year ending on 30 November 2005 or its underlying items having entered into these accounts.

11.2 This Agreement, including the Schedules, contains the entire agreement of the Parties with respect to the subject matter hereof. Any supplements or amendments to or a termination of this Agreement, as well as any declarations to be made hereunder, shall be valid only if made in writing, or if required by law, in due notarial form. This shall also apply to any change to, or cancellation of, this provision.

11.3 Unless provided otherwise in this Agreement, all declarations (Willenserklarungen) to be made or notices to be given by the Parties under this Agreement shall be in writing in English. They may be made by telefax, in which case they must at the same time be sent by registered mail with recorded delivery, or in any other manner permitted by law.

11.4 All declarations (Willenserklarungen) and notices under this Agreement or in consummation thereof shall be made, accepted or be received with legally binding effect on behalf of a Party by the representative set out against its name below, and each Party so represented hereby fully and irrevocably grants the corresponding power of attorney to such representative:

     -    As representative for the 3i Investors:

          (*)
          (*)
          (*)
          (*)
          (*)

     -    As representative for Clarat Partners:

          (*)
          (*)
          (*)
          (*)
          (*)

     -    As representative for the Managers:

          (*)
          (*)
          (*)
          (*)

     -    As representative for TIAA:

          (*)
          (*)
          (*)
          (*)

(*)  Confidential Treatment Requested.

          (*)
          (*)

     -    As representative for the Purchaser and/or Guarantor:

          Dr. Reddy's Laboratories Ltd.
          Attn: Mr. Vasudevan Subramanian
          Chief Financial Officer
          7-1-27, Ameerpet
          Hyderabad 600 016, India.

11.5 Each Party shall be solely responsible for the fulfilment of all obligations, if any, vis-a-vis brokers or finders appointed or used by that Party in respect of the transactions contemplated hereby, provided that Sellers will be responsible for any such obligations of beta Group in connection with the transaction contemplated hereby.

11.6 Should a provision of this Agreement, or a provision included in this Agreement at a later point in time, be or become invalid or null and void as a whole or in part, or should a gap in this Agreement become evident, this does not affect the validity of the remaining provisions or parts thereof. The invalid or null and void provision is replaced, or the gap shall be filled, as the case may be, with effect ex tunc by such valid regulation which in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement.

11.7 Neither Purchaser nor Guarantor shall be entitled (a) to set off (aufrechnen) any rights and claims it may have against any rights or claims any other party may have under this Agreement or otherwise, or (b) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zuruckbehaltungsrecht) unless the rights or claims of the relevant party claiming a right to set off (Aufrechnung) or retention have been acknowledged (anerkannt) in writing by the relevant other party/parties or have been confirmed by final decision of a competent court (Gericht).

11.8 Other than in connection with the financing of the transaction envisaged under this agreement as collateral, Purchaser may not assign or otherwise dispose over any rights or claims under or in connection with this Agreement without the prior written consent of the Sellers.

11.9 Sellers remain joint creditors (Gesamtglaubiger) of any claims under this Agreement,

(*)  Confidential Treatment Requested.

     notwithstanding that they are several obligors (Einzel- und Teilschuldner) in respect of all their obligations under this Agreement.

11.10 This Agreement shall be governed by German law. The English language version shall be determinative (even if a translation is made), provided that where German expressions are used in brackets, the German expression shall be determinative.

11.11 In this Agreement:

     11.11.1 any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Germany, be deemed to include what most nearly approximates in that jurisdiction to the German legal term and any reference to any German statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

     11.11.2 the headings shall not affect the interpretation of this Agreement.

11.12 Any dispute, controversy or claim arising from or in connection with this Agreement and its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the courts of law. The venue of the arbitration shall be Frankfurt am Main. The language of the arbitral proceedings shall be English whereas documentary evidence may be submitted in either the English or German language. In the event that mandatory applicable law requires any matter arising from or in connection with this Agreement and its execution to be decided upon by a court of law the competent courts in Frankfurt am Main shall have the exclusive jurisdiction.

     Notarization started on February 15th 2006 and lasted without interruption until February 16th 2006. when it was closed and signed by the parties.

          Read out aloud including enclosures (Anlagen) to the parties by the acting notary; respectively in presence of the notary; as far as reading out was not mandatory according to sec. 14 of the German Code of Recording (Beurkundungsgesetz) the parties declare that the contents of these enclosures is known to them and they do not want to have them read out by the notary; agreed by the parties and signed by them as follows:

                               Table of Schedules

Schedule A     Shares in the Company

Schedule B     Participations held by the Company

Schedule C     Shareholder Loans

Schedule 2.3   Confirmation re transfer and amount of shareholder loans

Schedule 2.5   Consent to assignment of Shares

Schedule 2.7   Option Notice

Schedule 3.2   Purchase Price for Shareholder Loan

Schedule 3.4   Calculation of Interest after 3 March 2006

Schedule 3.6   Closing Memorandum

Schedule 3.9   Escrow Agreement

Schedule 4.1.1 Section 1365 BGB consents

Schedule 4.1.2 Guarantees by Active Managers

Schedule 5.4   Disclosed documents

Schedule 6.7   Persons with knowledge deemed as Purchaser's Knowledge